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Exhibit 23.8

Consent of Independent Registered Public Accounting Firm

        We hereby consent to the use in this Registration Statement on Form S-4 of our report dated March 15, 2006 except for the effects of the restatement discussed in Note 31, and Notes 24, 25, and 30 as to which the date is April 26, 2007 and disclosure of earnings per share on the Consolidated Statement of Income and Notes 26, 27 and 28 as to which the date is September 20, 2007, relating to the consolidated financial statements of Capmark Financial Group Inc. as of December 31, 2005 and the two years then ended, which appears in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
January 23, 2008

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Consent of Independent Registered Public Accounting Firm